EXHIBIT 99.1

Saga Communications, Inc.

Provides Strategic Update in Advance of March 11 Earnings Call

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – March 7, 2025 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “Saga,” “we” or “our”) today provided its shareholders with an update on the Company’s ongoing execution of its strategic plan in advance of its earnings call on March 11, 2025.

Saga Chief Executive Officer Chris Forgy stated, “Since Saga’s founding in 1986, we have endeavored to create and sustain a platform for which we can successfully acquire, develop, and operate broadcast properties with a focus on providing opportunities complimentary to our core radio business, including digital, e-commerce, local on-line news services and non-traditional revenue initiatives. At present, Saga owns 82 FM radio stations, 31 AM radio stations, and 79 metro signals serving 28 markets. While we are proud of all that we have accomplished, we recognize that in a constantly evolving industry there is always more work to be done. As such, we remain committed to building positive relationships with our audiences and clients and positively impacting the local communities we serve, all while delivering robust value to our shareholders. Over the past year, we have taken and continue to take tangible steps to improve our financial results, increase our profitability, and strengthen our corporate governance.”

Strategic actions the Company has taken include:

●	Prioritizing a cost-effective digital strategy. The Company continues to pursue a digital strategy that has been carefully curated to focus on the needs of the consumer based on a deep understanding of consumer behavior in a digital advertising market that is ripe for disruption. Saga’s “Click, Visit, Call and Search” approach provides the advertiser with easy to understand and use solutions that help improve sales and retain consumers. The Company’s digital strategy differentiates itself from other digital solutions by providing higher margins and lower attrition customer focused offerings compared to the product-oriented offerings that currently exist.
●	Aligning costs and operating verticals. The Company committed during its annual budget review and approval process to identify potential efficiencies in operations that will enhance profitability without impacting our core operating strengths. The Company wishes to reiterate that while many of these actions are underway, we are actively seeking further opportunities to cut costs and increase profitability.
●	Enhancing our corporate governance and continuing to refresh Saga’s Board of Directors. The Company continues to be committed to board refreshment and is currently in the process of recruiting a board member with significant digital marketing experience.
●	Evaluating non-core asset sales and stock repurchases. The Company continues its ongoing efforts to evaluate non-core asset sales with an intent to maximize value from these assets.

Dependent on market and economic conditions, proceeds will be used for stock buybacks such as open market, block trades and other forms of buyback, dividends, and other shareholder enhancing strategies.

Saga’s Board of Directors (“Board”) and management team are working closely together to successfully execute the Company’s long-term strategy and realize value for its shareholders. Saga’s largest shareholder, TowerView LLC, is represented on the Board by Michael Schechter, and is fully supportive of the Company’s strategic direction. The Company also regularly engages with its other investors and appreciates their continued support of Saga.

Gate City Nominations

The Company confirmed that a Saga shareholder, Gate City Capital Management, LLC (“Gate City”), has submitted notice nominating four candidates to stand for election to the Board at the Company’s 2025 Annual Meeting of Shareholders (“2025 Annual Meeting”). As the Board and management team consider all opportunities to enhance shareholder value, the perspectives of shareholders are important. Saga has attempted to engage constructively with Gate City and will continue to do so. Regrettably, Gate City appears to misunderstand Saga’s business, the changing landscape in which the Company operates, and the strategy Saga is pursuing. Gate City’s filings with the Securities and Exchange Commission (“SEC”) regarding Saga are based on faulty assumptions and contain numerous unfounded assertions that could mislead the Company’s shareholders.

The management team looks forward to sharing an extensive update on Saga’s performance and strategy with all shareholders at the Company’s earnings call on March 11, 2025 at 11:00am EDT. The dial-in information for that call is as follows:

Domestic and International Dial-in Number: (973) 528-0008

Conference Entry Code: 424193

The Board is composed of directors with the necessary combination of experience and expertise to successfully oversee the Company’s strategic plan. The board will evaluate Gate City’s nomination notice and present its recommendation with respect to the election of directors in the Company’s proxy statement, which will be filed with SEC and mailed to all shareholders eligible to vote at the 2025 Annual Meeting. The date of the 2025 Annual Meeting has not yet been announced. Saga shareholders are not required to take any action with respect to the 2025 Annual Meeting and the election of directors at this time.

Saga’s earnings release will contain certain non-GAAP financial measures including station operating income, trailing 12-month consolidated EBITDA, and same station financial information.  A reconciliation of all non-GAAP financial measures to the most directly comparable GAAP measures will be provided in the earnings release.

Saga is a media company whose business is devoted to acquiring, developing, and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives.  Saga owns or operates broadcast properties in 28 markets, including 82 FM and 31 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A and proxy card with the SEC in connection with the solicitation of proxies for its 2025 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2025 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2025 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

This press release is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Saga Communications, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information about Saga’s directors and executive officers, including their respective direct or indirect interests, by security holdings or otherwise, is available in the Company's proxy statement on Schedule 14A for its 2024 annual meeting of shareholders, filed with the SEC on April 11, 2024. To the extent holdings of Saga securities reported in the proxy statement have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. Updated information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company's proxy statement for the 2025 Annual Meeting and other relevant documents filed with the SEC in connection with the 2025 Annual Meeting when they become available. These documents are or, when they become available, will be available free of charge at the SEC's website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made as of the date of this communication or as otherwise indicated, based on current expectations. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Future Factors include, among others, adverse changes in interest rates and interest rate relationships; our financial leverage and debt service requirements; dependence on key personnel; dependence on key stations and the advertising revenue they generate; U.S. national and local economic conditions or an economic recession; market volatility; demand for our services; the degree of competition by traditional and non-traditional competitors; our ability to successfully integrate acquired stations; regulatory requirements including royalties we pay; governmental and regulatory policy changes; changes in tax laws; the impact of technological advances; risks associated with cyber-attacks on our computer systems and those of our vendors; the outcomes of contingencies; trends in audience behavior; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, the failure to meet client or listener expectations and other facts; changes in local real estate values; natural disasters; terrorist attacks; the wars in Ukraine and the Middle East; the effects of widespread outbreak of illness or disease, inflation or deflation; increased energy costs; and risk factors described in our annual report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a forward-looking statement. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.